EXHIBIT 10.12

MICROSEMI CORPORATION
DIRECTORS’ COMPENSATION POLICY
As Amended Effective September 9, 2014
Directors of Microsemi Corporation, a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy is effective as of September 9, 2014 and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$60,000
Additional Independent Chair/Lead Independent Director Retainer (1)	$80,000
Additional Committee Member Retainers
Audit Committee	$12,000
Compensation Committee	$10,000
Governance and Nominating Committee	$7,500
Additional Committee Chair Retainers
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee Chair	$7,500
Meeting Fee (per meeting)	$1,500

Equity Compensation
Annual Equity Award	$145,000
New Director Award	$145,000

(1)
The Additional Independent Chair/Lead Independent Director will be reduced from $100,000 to $80,000, effective with the first quarter of the Company’s 2015 fiscal year and will be reduced from $80,000 to $60,000, effective with the first quarter of the Company’s 2016 fiscal year.

Cash Compensation
Each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non-employee director who serves as the Chair of the Board (or Lead Independent Director, if applicable) will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Independent Chair/Lead Independent Director Retainer”). A non-employee director who serves as a member of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee of the Board (including, for purposes of clarity, the Chair of each such Committee) will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Member Retainer”). A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”). To the extent a non-employee director attends more than eight (8) meetings of the Board, or of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee of the Board, during a particular fiscal year of the Company, and regardless of whether such attendance is in person or telephonic and regardless of length (in the case of committee meetings, only if the non-employee director is a member of such committee), the non-employee director will be entitled to a fee for attendance at each meeting of the Board or particular committee, as the case may be, by the non-employee director in excess of eight (8) during that fiscal year in the applicable amount set forth above (a “Meeting Fee”).
The amounts of the Annual Retainer, Additional Independent Chair/Lead Independent Director Retainer, Additional Committee Member Retainer and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be). Meeting fees for attendance at one or more meetings that occur in a particular quarter will be paid at the end of that quarter.
Equity Awards
Annual Equity Awards for Continuing Board Members
On each date set forth below, each non-employee director continuing in office after that date will automatically be granted an award of Company common stock determined by dividing the Annual Equity Award grant value set forth above by the Average Closing Price as of that date (rounded down to the nearest whole share). For purposes of this policy, “Average Closing Price” as of a particular date means the average of the last/closing market prices (in regular trading on the principal exchange or market on which the Company’s common stock is then listed or admitted to trade) for a share of the Company’s common stock over the period of twenty consecutive trading days ending with the date in question (or on the immediately preceding trading day if that day is not a trading day). In determining the Average Closing Price, the last/closing prices of a share of Company common stock taken into account will be equitably adjusted to account for (and mitigate the effect of) any split or reverse split of the Company’s common stock, or any dividend of Company common stock, that occur during the relevant twenty trading day period, and may (if and to the extent provided by the Board before the date of grant of the particular award) be adjusted to account for any other recapitalization, reorganization or other material transaction of or with the Company.
Such annual equity award grants will be made on the date of each annual meeting of the Company’s stockholders; provided that if more than one such meeting occurs during a particular calendar year, the grants will be made only in connection with the first such meeting to occur in that year.
Initial Equity Awards
For each new non-employee director appointed or elected to the Board, on the date that the new non-employee director first becomes a member of the Board, the new non-employee director will automatically be granted an award of Company common stock determined by dividing (1) the sum of the New Director Award grant value set forth above plus a pro-rata portion of the Annual Equity Award value by (2) the Average Closing Price as of that date (rounded down to the nearest whole share). The pro-rata portion of the Annual Equity Award value for purposes of the applicable initial equity award will equal the Annual Equity Award value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the start of the Company’s fiscal year.
An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial equity award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.
Provisions Applicable to All Non-Employee Director Equity Awards
Each award will be made under and subject to the terms and conditions of the Company’s 2008 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant. Each award will be fully vested at grant.
Expense Reimbursement
All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, and in all cases not later than the end of the calendar year following the calendar year in which the related expense was incurred.